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Exhibit 10.12

Network Printing Solutions
Networking the World of Printing

JASPrint Solutions

Reseller Agreement & Account Application

        This Agreement is made and entered into by and between Network Printing Solutions Ltd whose principal office and place of business is, IBEX House, 162-164 Arthur Road, Wimbledon Park, London SW18 SAQ, England and herein after referred to as NPS and

Company Name:	IKON Office Solutions PLC
Address:	Cowcross Street
City:	London
Postal Code:	EC1M 6DQ
County:	U.K.

        Hereinafter referred to as "Buyer". NPS and Buyer agree that the terms and conditions of this Agreement shall govern the sale of certain NPS Products to Buyer.

1.     AGREEMENT TERMS

The "Effective Date" of this Agreement.

10th May 2001

The Expiration date of this Agreement is:

9th May 2002

        The Term of this Agreement is the period of time between the Effective Date and Expiration Date, inclusive. At the end of the initial twelve month term, the Agreement shall continue in full force and effect, upon the same terms and conditions provided herein, until one or the other party provides a written 30-day notice of cancellation.

        Either party shall have the right to terminate this Agreement prior to the Expiration Date, effective upon a 30-day written notice to the other party in the event that (a) the other party shall become insolvent or shall be adjudicated as bankrupt, or shall petition for or consent to any relief under any bankruptcy reorganization or moratorium statute, or (b) the other party shall neglect or fail to perform or observe any of its obligations under this Agreement.

        The expiration or termination of this Agreement shall not operate to terminate any Purchase Orders still outstanding after the termination of this Agreement, and the terms and conditions of this Agreement shall apply to such Purchase Orders, if any, until payment for shipments of Product against such Purchase Orders has been made.

2.     DEFINITIONS

        "Products" as used in this Agreement shall mean equipment sold by Network Printing Solutions Ltd. as set forth in attached Exhibit A. The term "Unit" as used in this Agreement shall mean one (1) of any such Product. "Purchase Orders" from Buyer, to be eligible for inclusion under this Agreement, must be accepted by Network Printing Solutions Ltd during the Term of this Agreement, must reference this Agreement and must specify at least a partial shipment of Product from Network Printing Solutions Ltd to Buyer within 90 days of the Purchase Order date. Network Printing Solutions

Ltd and Buyer agree that any terms and conditions accompanying a Purchase Order under this Agreement shall be subordinate to the terms and conditions of this Agreement.

        The term "On Order" shall refer to Products not yet shipped to Buyer for Which a Purchase Order has been issued to Network Printing Solutions Ltd by Buyer and accepted by Network Printing Solutions Ltd.

        "Confidential Information" means proprietary information not generally known about Network Printing Solutions Ltd or Buyer, including but not limited to information relating to research, plans manufacturing, engineering, marketing, and selling, including information furnished by other parties with whom Network Printing Solutions Ltd or Buyer has a confidential or business relationship, or any information designated by either party as confidential or proprietary.

        "Day" shall mean one (1) calendar day unless specified otherwise.

3.     PRICES

        Buyer agrees to purchase from Network Printing Solutions Ltd, and Network Printing Solutions Ltd agrees to sell to Buyer, the Products listed in Exhibit A, according to the quantity discount schedule in Exhibit A, during the Term of this Agreement, and any extended month-to-month terms, as described in Paragraph 1.

3.1   PRICE INCREASES

        Network Printing Solutions Ltd reserves the right to execute price changes of the Products by giving a thirty-day written notice to Buyer, and Buyer agrees that it will accept subsequent price changes. Such price changes, if any, shall apply to all Purchase Orders issued under this Agreement 30 days after notification of the price change by Network Printing Solutions Ltd.

3.2   TAXES

        Prices under this Agreement are exclusive of Value Added Tax "V.AT."

4.     SHIPMENT

        Network Printing Solutions Ltd agrees, subject to circumstances beyond its control, to ship Products thirty (30) days or earlier following receipt of a Purchase Order. Buyer agrees that a price premium may apply on Products ordered by it specifying shipment within fifteen (15) days if such shipment schedule is met by Network Printing Solutions Ltd. Any such premium shall be agreed upon at time of order placement.

        Shipment of Products under this Agreement shall be from Network Printing Solutions Ltd Factory, with destination as specified by individual Purchase Orders. Shipping charges shall be paid by Buyer, with risk of loss passing to NPS. NPS is responsible for such risk of loss or damage during shipment, and for insurance against such shipment risks.

9.0   EXPORTS

        Buyer understands and agrees that export of Network Printing Solutions Ltd Products is subject to certain restrictions promulgated by laws and regulations of the United Kingdom. Buyer agrees that it will abide by such laws and regulations and will provide Network Printing Solutions Ltd with such information as it may require from time to time in order to insure compliance with such laws and regulations.

10.0 NON-DISCLOSURE

        Network Printing Solutions Ltd and Buyer acknowledge that Confidential Information may be furnished by one party to the other party from time to time in the performance of this Agreement.

        Network Printing Solutions Ltd and Buyer agree that they will not disclose such Confidential Information to other persons or organizations without prior permission in writing, unless required by law or made publicly known by a third party not subject to this Agreement. Under no circumstances shall either Network Printing Solutions Ltd or Buyer be required to utilize or disclose Confidential Information owned by a third party in the performance of this Agreement. Furthermore, Network Printing Solutions Ltd and Buyer agree that the Confidential Information will be used only for its intended purposes. These provisions shall survive termination of this Agreement.

        In the event Buyer is to resell or lease Products to third parties, permission is granted by Network Printing Solutions Ltd to reproduce or incorporate documentation normally provided by Network Printing Solutions Ltd to its customers, as may be required for the installation, operation, and service of the Products.

        The normal documentation provided by Network Printing Solutions Ltd is as follows:

  1.
  Product Data Pack

  2.
  Demonstration CD

11.0 INDEMNIFICATION

        Network Printing Solutions Ltd shall indemnify Buyer against claims of any third party for infringement of any Trademark, Patent, Copyright, or other Intellectual property right by the Product(s). Should a suit or any such proceeding be brought against Buyer based on a claimed infringement, and Buyer gives prompt notice in writing to Network Printing Solutions Ltd, then Network Printing Solutions Ltd shall defend (at Network Printing Solutions Ltd expense) and hold Buyer harmless from any such suit.

        Remedy: In case of a final court awarded injunction enjoining Buyer's or Buyer's customer's use of the Products, Network Printing Solutions Ltd shall either (a) replace the Products with non-infringing equivalent products; (b) obtain a license for continued use of the Products by Buyer and Buyer's customers; (c) modify the Products so as to render them non-infringing; or (d) accept return of infringing Products and refund the purchase price.

        The preceding shall not apply to any Product or part of a product manufactured to Buyer's design or to the use of any Product furnished hereunder in conjunction with any other product in a combination furnished by one party to the other party as part of this Agreement. With respect to any such Product, part, or use in combination with other products, Network Printing Solutions Ltd assumes no liability whatsoever for patent or copyright infringement and Buyer agrees to hold Network Printing Solutions Ltd harmless against any infringement claims arising therefrom.

        The foregoing states the entire liability of Network Printing Solutions Ltd for patent or copyright infringement by said Products or any part thereof.

12.   NOTICE AND AMENDMENTS

        All notices and amendments to this Agreement shall be in writing and shall be addressed to the parties as follows:

If to Network Printing Solutions Ltd:	IKON Office Solutions PLC
IBEX House	30 Cowcross Street
162-164 Arthur Road	London EC1M 6DQ
Wimbledon Park
London SW19 8AQ, England
Telephone: 0208 879 7745	Telephone: 020 7253 4545
ATTN: Peter O'Farrelly	ATTN:
Contract Administrator	Contract Administrator

13.   GENERAL PROVISIONS

        This Agreement supersedes and cancels all previous agreements between the parties hereto and represents the sole and complete understanding and contract between them.

Network Printing Solutions Ltd	Ikon Office Solutions
Signed:	Signed:
By	By

Printed	Printed
Name	Name

Title	Title

Date	Date

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  Exhibit 10.12
Network Printing Solutions Networking the World of Printing